Exhibit 99.2

Falcon Minerals Corporation (NASDAQ:FLMN)

Q3 2021 Earnings Call

Company Participants

●	Bryan C. Gunderson, President and Chief Executive Oﬃcer

●	Matthew B. Ockwood, Chief Financial Oﬃcer

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Falcon Minerals Q3 2021 Earnings Call. All lines have been placed on a listen-only mode and the ﬂoor will be open for questions and comments on the presentation. (Operator Instructions) At this time, it is my pleasure to turn the ﬂoor over to your host, Matthew Ockwood, Chief Financial Oﬃcer of Falcon Minerals. Sir, the ﬂoor is yours.

Matthew B. Ockwood

Thank you, Dagma and good morning everyone. Thank you for joining today’s call to discuss the Falcon Minerals’ third quarter 2021 results. Before we begin, I would like to remind you that during this call, we will make certain forward-looking statements that address our expected future business ﬁnancial performance and ﬁnancial conditions. Actual results achieved by the company may diﬀer materially from those made or implied in any forward-looking statements due to a wide range of risks and uncertainties, including those set forth in our SEC ﬁlings.

The company expressly disclaims any obligation to update or revise any forward-looking statements. Additionally, this discussion also includes non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in the earnings release, which is posted on our website. And with that I will now turn the call over to Falcon’s President and Chief Executive Oﬃcer Bryan Gunderson for his remarks. Bryan?

Bryan C. Gunderson

Thanks, Matt, and good morning to those on the line. We appreciate you joining Falcon Minerals third quarter 2021 earnings call. I am joined today by Falcon’s Chief Financial Oﬃcer, Matthew Ockwood, who you just heard from and Falcon’s Chief Operating Oﬃcer, Michael Downs. After my remarks, Matt will speak to our ﬁnancial results for the third quarter and then we will take questions from those on the line. We are pleased with the way the business performed during the third quarter, which was in line with what we expected. The business generated $0.16 of free cash ﬂow per share, which exceeds the high end of our $0.13 to $0.15 cash ﬂow per share guidance range that we shared in August.

Production during the quarter was 4,535 BOE per day with approximately 47% crude oil and 61% total liquids. The business generated $14.7 million of EBITDA with greater than 70% EBITDA margins. These results are reﬂective of the quality of our position in the Karnes Trough, which continues to be among the best performing and lowest breakeven reservoirs in the United States.

Additionally, we saw a signiﬁcant beneﬁt from our position in the Marcellus Shale this quarter, including $1.1 million in lease bonus revenue as operators in the basin sought to take advantage of the rising prices for natural gas. The free cash ﬂow that Falcon generated from this performance allowed us to declare a quarterly dividend of $0.155, which represents a payout ratio of approximately 97% and a sequential increase from the second quarter.

We are excited to see our shareholders immediately beneﬁting from Falcon’s industry-leading payout ratio and the strong commodity backdrop we’ve experienced in the second half of this year. The third quarter dividend on an annualized basis translates to $0.62 per share, which we believe represents a compelling yield for investors.

Looking ahead to the remainder of 2021, we anticipate that production volumes will continue to moderate through year-end, while still allowing free cash ﬂow to remain healthy in this supportive commodity price environment. Based on current strip pricing we anticipate free cash ﬂow per share to be approximately $0.13 to $0.14 in the fourth quarter 2021.

While we are excited for Falcon’s prospects in 2022, it’s too soon for us to give any speciﬁc guidance for the full year. However, we are optimistic knowing that the key operators on our assets are working to ﬁnalize their own capital budgets in the midst of very strong commodity prices. A component of 2022 will likely be development activity on our Hooks Ranch asset. The Hooks Ranch is a world-class Shale asset with exceptionally strong operator economics and we are pleased to own the entire mineral estate under this property. As we have previously discussed ConocoPhillips permitted six wells in the third quarter 2020 which will be drilled a cross-unit boundaries from the Hamilton Trust “B” Unit into the Hooks Ranch, where Falcon holds material NRI. During our last conference call, I noted a ConocoPhillips development of these wells was delayed due to diﬃculties regarding the location of the pad with the surface owner on the Hamilton Trust “B” Unit. While Falcon is not involved with this dispute, we are optimistic that the parties are nearing resolution and development activity could begin during the ﬁrst half of 2022.

It is our strongly-held belief that the Hooks Ranch assets will be developed over time and will deliver meaningful returns to shareholders. While we remain enthusiastic about our existing portfolio of core Eagle Ford acreage, I continue to believe that Falcon could beneﬁt from being a larger entity with a more diverse portfolio of properties. Enhance diversity and scale provided that it comes largely from Tier One assets and Tier One operators can serve as an engine to grow free cash ﬂow on a per share basis.

The market continues to provide avenues to express this view and we will explore them as we seek to maximize shareholder value. Above all our core focus remains an unwavering commitment to generating industry leading shareholder returns through free cash ﬂow growth on a per share basis and the distribution of this cash ﬂow to our investors. We will continue to be thorough and disciplined as we manage the existing portfolio and as we consider opportunities to grow the business. With that, I’ll now turn it up the call over to our CFO, Matt Ockwood, Matt?

Matthew B. Ockwood

Thank you, Bryan. During the third quarter our assets generated $20.2 million in royalty and lease revenue. We recognized a cash loss of $1.3 million from our commodity derivative instruments during the period. Production for the third quarter was 4,535 BOE per day compared to 5,034 BOE per day in the second quarter. The sequential decline in production during the third quarter is consistent with our expectations from the second quarter earnings call as the robust pace of development activity in the early part of the year moderated into the summer and early fall on a net basis.

The sequential increase in revenue we experienced this quarter was driven by higher pricing and revenue associated with lease bonuses in the Marcellus. During the third quarter, we saw a 0.31 net or 62 gross wells turned in line compared to 0.51 net or 55 gross wells during the second quarter. This brings our total wells turned in line year-to-date to 2.05 net wells or 177 on a gross basis. Falcon’s average realized price for oil during the third quarter was $69.61 per barrel. The average realized price for natural gas was $3.65 per Mcf and our NGL realizations averaged $33.92 per barrel. We have generally seen more favorable realized pricing as diﬀerentials have tightened across our assets in Texas, while Marcellus diﬀerentials widened as the benchmark Henry Hub prices rose during the third quarter.

Also during the quarter Falcon entered into new commodity derivative instruments through costless collars related to natural gas for the months of November 2021 through March 2022, which provide floor prices of $4.20 per MMBTU on the hedge volumes. Falcon is unhedged on crude oil volumes in 2022. Associated pricing and volumes for all of these hedges are laid out in our investor presentation which is available on our website.

Cash operating costs for the third quarter 2021 were $1.5 million. Ad valorem and production taxes comprised approximately $1.1 million of this ﬁgure for the quarter. Marketing and transportation expenses were the remaining $0.5 million or about $1.12 per BOE. Cash G&A expense was approximately $2.7 million for the third quarter, which excludes approximately $0.5 million of non-cash stock-based compensation expense recognized in the period.

Adjusted EBITDA for the third quarter was $14.7 million, which represents an increase of approximately $900,000 from the $13.8 million reported in the second quarter of 2021. The increase was largely attributable to increased realized pricing across all three product streams as well as an increase in lease bonus income. At the end of the third quarter, Falcon had $36.5 million of debt outstanding on its revolving credit facility and approximately $3.6 million of cash on hand, resulting in net debt of approximately $32.9 million. Falcon continues to have a conservative approach to leverage. We held the revolver balance ﬂat quarter-over-quarter and Falcon’s net debt-to-LTM EBITDA has decreased to 0.74x. We see that ratio tightening further as we close out 2021 under current commodity pricing.

Falcon reported third quarter net income of $5.8 million on a standalone basis and $10.5 million inclusive of non-controlling interests. Reported third quarter net income of $5.8 million is inclusive of a gain of $1.7 million associated with the revaluation of the company’s warrant liability. GAAP income tax expense of $1.3 million for the quarter is mostly attributable to the utilization of our deferred tax asset. This is primarily due to the tax beneﬁt of a basis step-up related to the assets that Falcon acquired as part of the transaction with Royal Resources in 2018. Falcon expects that more than 50% of the dividends paid to Class A shareholders for 2021 will be classiﬁed as non-dividend distributions. This treatment will generally result in a non-taxable reduction to the tax basis of shareholders’ common shares until the time when an investor’s basis is fully recovered. This reduced tax basis will increase shareholder capital gain or decrease shareholders’ capital loss when the shareholder sells their common shares.

Proforma free cash ﬂow per share was approximately $0.16 for the quarter. On November 3, 2021 Falcon declared a third quarter dividend of $0.155 per share. This dividend is payable on December 8, 2021 to shareholders of record as of November 23, 2021 and reﬂects a payout ratio of approximately 97%. We deﬁne pro forma free cash ﬂow as adjusted EBITDA inclusive of noncontrolling interests, less interest expense and cash income taxes.

And with that I will now turn the call back over to Bryan Gunderson.

Bryan C. Gunderson

Thanks Matt. Dagma, you can open up the lines for questions.

Questions And Answers

Operator

Thank you. The ﬂoor is now open for questions. (Operator Instructions) Our ﬁrst question comes from Kyle May. Please state your question.

Q - Kyle May

Hi, good morning everyone.

A - Matthew B. Ockwood

Hi Kyle.

Q - Kyle May

Hi guys. Bryan, maybe to start out one of your peers announced an acquisition this morning and Bryan, you touched on scale in your opening remarks. Just wondering if you can give us an update on maybe the opportunities that you’re seeing and how Falcon is thinking about potentially growing the asset base.

A - Bryan C. Gunderson

Yes, I mean it’s a good question, Kyle. We obviously saw that in print this morning. Look, we’re focused on driving free cash ﬂow on a per share basis as we’ve said. I think that as we’ve said as well there are a number of assets that are in private hands that are looking to migrate into the public hands, and you’re seeing that narrative unfold.

I think for us, we continue to be focused on strategic level transactions, we’re being opportunistic on it, but we have a real biased towards core basins and for that -- for us that really means in the Midland and the Delaware.

Q - Kyle May

Got it. Okay, that’s helpful and then you also touched on the dispute at Hooks Ranch and I believe you mentioned development activity could begin in the ﬁrst half of next year. Any preliminary thoughts about maybe when that production could begin to ﬂow or kind of how you guys are thinking about the timing of that?

A - Bryan C. Gunderson

Yeah, I mean, look, we’re optimistic that is nearing resolution. We anticipate, we’re optimistic and we anticipate that we’re going to see development again in 1H, and I mean that implies second half turn-in-line type timeline.

Q - Kyle May

Okay, got it. I’ll turn it back thanks.

A - Matthew B. Ockwood

Thanks Kyle.

Operator

Okay. Our next question comes from comes from Pearce Hammond with Piper Sandler. Please state your question.

Q - Pearce Hammond

Yeah, hi, good morning and thanks for taking my questions. With the improvement in price of gas, as well as the lease bonus that you reported in the Marcellus. Are you expecting a higher gas mix as we move forward into 2022?

A - Matthew B. Ockwood

Hey Pearce. It’s Matt. Good morning.

Q - Pearce Hammond

Good morning.

A - Matthew B. Ockwood

I think the short answer is a consistent mix. We saw the Marcellus volumes grow Q2 to Q3 by a low double-digit percentage, so not insigniﬁcant. It’s not clear to us if that kind of growth rate will be sustained. But given what’s going on in the Marcellus and the lease bonus we’ve gotten a lot of those have some near-term potential production associated with them. I would anticipate we’ll continue to see a little more gas in the mix.

Q - Pearce Hammond

Okay, thank you and then line-of-sight wells have been ticking down -- ticked down this past quarter. So net wells at about 1.57, and then NRI at 1.12 and NRI is little higher than it was last quarter, but just curious, number one, do you see the line-of-sight wells starting to increase, maybe more from the permitting standpoint. Or what can you -- is there anything you can do or what’s your preference on how much line-of-sight that you have in front of you, because I think this quarter you completed like 0.3 net well. So it just seems like it’s starting to narrow between the net wells in the line of sight versus how many were completed in the quarter.

A - Bryan C. Gunderson

Yeah, I’ll start and then I’ll let others jump in. I mean, I think one of the things we’re focused on is that at this time of year, we don’t have line-of-sight fully re-populated yet as our core operators are really in the middle of the budgeting process. Though, we would anticipate it may come up as those budgeting processes is unfold.

A - Matthew B. Ockwood

I think that’s right. Yeah, well that’s right. On a gross basis activity has been pretty consistent. On a net basis, it was, we had some really high NRI pads earlier this year and the gross activity has just hit lower NRI pads in the summer and into the fall. So activity broadly is strong. We even saw EOG add a rig here very recently. It’s a question of when and how that activity lands on us in a material net way and that’s really been the story of ﬁrst half vs. second half in 2021.

Q - Pearce Hammond

Okay. Thanks, Bryan. Thanks, Matt.

A - Matthew B. Ockwood

No problem.

A - Bryan C. Gunderson

Thanks Pearce.

Operator

(Operator Instructions) Okay. Our next question comes from TJ Schultz. Please state your question.

Q - TJ Schultz

Okay, thanks, good morning. So you guys keep a higher payout ratio on the dividend than some of your mineral peers. Just any thought on retaining more cash if you see more acquisition opportunities, or your kind of general view on where that payout ratio may trend to longer term for you all and kind of how you’re thinking about ﬁnancing potential acquisitions? Thanks.

A - Bryan C. Gunderson

I’ll take the payout ratio portion, and then I’ll let Matt jump in on the ﬁnancing portion for acquisitions. I think the payout ratio we’ve been really clear with the market that we want to keep that high payout ratio and as you’ve seen it’s been 90% plus kind of averaging around that 95%. We see it as a way to hand back cash to shareholders in a constructive commodity price environment and we think it’s an attractive value proposition on a yield basis to our shareholder base. As it relates to the ﬁnancing, the acquisitions, Matt, maybe you want to jump in

A - Matthew B. Ockwood

Yes, sure. It really even dovetails with the payout ratio. There is some materiality proportioning here that aﬀects our thinking. Our focus, as Bryan articulated has been on more strategic level opportunities. With the payout ratio, even a little lower payout ratio wouldn’t be very impactful relative to the size of strategic things that we’re focused on. So we really wouldn’t want to withhold that cash from shareholders in the short term.

As to ﬁnancing, it’s very dependent on the nature of an asset, should we ﬁnd the right one to acquire. As you can imagine, we’re looking for the right asset, right basin and right value ﬁrst and we’ll build the capital structure that ﬁts around that with our guiding principles. Those principles being that we aren’t looking to over leverage the balance sheet and we’re also not looking to unnecessarily dilute shareholders. So we’ll let the asset lead and build the cap structure around that. Does that makes sense?

Q - TJ Schultz

Yeah, that all makes perfect sense. Thanks for that. I guess just lastly from me, what’s your expectation for hedging oil more moving forward into 2022 and 2023 prices? Thanks.

A - Bryan C. Gunderson

Yeah, obviously, you saw that we layered on some winter gas hedges. So we do have hedges going into March on the gas side, we’re totally unhedged on the crude side in 2022 and I think that’s where we’re going to be. Matt, anything to add?

A – Matthew B. Ockwood

Yeah, just that we’re not -- we’re obviously completely unhedged on oil next year. The fact that we haven’t decided to layer in hedges is a conscious decision that we’ve made. To back to the acquisition question, we think a lot about hedges in the context of any outlays of capital. So there may be a distinction in our mind between what we do with, call it the base business and if we have the opportunity to make a material investment. Subject to the timing of the cash ﬂows and how we’ve underwritten it I think using hedges tactically to protect returns and underpin the investment that we’re underwriting could make a lot of sense. But in the absence of that we aren’t today looking to put on oil hedges for 2022, at least not in the immediate term.

Q - TJ Schultz

Perfect. Thanks for that.

A - Matthew B. Ockwood

Thanks, TJ.

A - Bryan C. Gunderson

Thanks, TJ.

Operator

Okay. Our next question comes from Jon Evans. Please state your question.

Q - Jon Evans

Hey, Bryan. I was just curious, can you talk a little bit about I guess because the curve is so backwardated. I mean it’s unbelievably backwardated and I’m just curious if that causes any bid/asks to be pretty wide relative to the acquisition market. And then how should we think, I know you’ve said that an acquisition is going to be accretive. But how do you think about, I mean envision it that we’ll see a couple like smaller transactions or is it just a major transaction or what do you guys kind of planned for?

A - Bryan C. Gunderson

I mean on the bid/ask Jon, I mean I appreciate the question. I mean bid-ask, I mean the reality is that said that the industry values at strip and so the backward dated dimension of it’s part of every valuation you would go through. And so I don’t necessarily see that as being a big distinction. On a big deal versus small deal, I think we’re focused on the bigger stuﬀ, just kind of I think that will really move the strategic landscape for Falcon more. We’re not averse to something small and if things come across our desk which they do, that are really, really attractive we’d be open to doing that. But it’s really just not where we spend most of our time.

Q - Jon Evans

Got it and so when you think of that, is that $100 million or more or is it $50 million, or what can you give us like what’s the big deal in your guys mind?

A - Bryan C. Gunderson

Yeah, 50 plus is like, there is what we would think of as big.

Q - Jon Evans

Okay.

A - Bryan C. Gunderson

What I say -- when I say I’m not focused on the smaller, I think, I mean I’m not focused on the $200,000, $500,000, $2 million type deals.

Q - Jon Evans

All right. And I mean before you’ve said you want to be in the Permian and you want to be pretty oily, I mean what’s happened to gas does that, does that change things at all or is it still primarily you want to be in the Permian and be oily.

A - Bryan C. Gunderson

Really primary -- primarily Permian and oily.

Q - Jon Evans

Okay, thanks. Hope you have a great day.

A - Bryan C. Gunderson

Likewise.

Operator

Our next question comes from Lee Cooper. Please state your question.

Q - Lee Cooperman

Yeah, hi, it’s Lee Cooperman. I guess the question have all the dialogue has been on focused on buying. Have you guys talked about the possibility of selling, since we sell at a discount to private market value?

A - Bryan C. Gunderson

Sure. I mean we’ve thought about it. I mean I think that the answer is that we are -- we’re open to it if the right opportunity presents itself.

Q - Lee Cooperman

You’re not concerned about this environment of high prices about paying down your debt at all?

A - Bryan C. Gunderson

We have a really conservative balance sheet -- We have really conservative balance sheet. Lee, and we see it trending down further over the course of the year.

Q - Lee Cooperman

Okay. Good luck. Thank you.

A - Bryan C. Gunderson

Thanks, Lee. Appreciate your support.

Operator

Okay and it looks like that was our ﬁnal question.

A - Bryan C. Gunderson

Thanks, Dagma. And thanks for everybody for joining the line. Look forward to speaking to everybody over the coming months and on the 4Q call. Thanks everybody.

Operator

Thank you. This concludes today’s conference call. We thank you for your participation, you may disconnect your lines at this time and have a great day.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.